Exhibit 15.1

北京市中伦文德律师事务所上海分所

Zhonglun W&D Law Firm Shanghai Office

11/F, Tian An Center, No.338 West Nanjing Road,

Huangpu Area, Shanghai, 200003, P.R.C.

Tel: 86-21- 63018877 Fax: 86-21-6301 6887

Website: www.zhonglunwende.com

May 17, 2022

GreenTree Hospitality Group Ltd.
2451 Hongqiao Road, Changning District,
Shanghai 200335,
People’s Republic of China

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to advise on PRC laws, regulations or rules effective on the date hereof.

We are acting as the PRC counsel to GreenTree Hospitality Group Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “2021 Annual Report”).

We consent to the reference to our firm under the headings “Item 3. Key Information-D. Risk Factors.-Risks Related to Doing Business in China” and “Item 4. Information on the Company-C. Organizational Structure” in the Company’s 2021 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2021 Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhonglun W&D Law Firm Shanghai Office

Zhonglun W&D Law Firm Shanghai Office